EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Amended and Restated BATS Global Markets, Inc. 2008 Stock Option Plan, the BATS Global Markets, Inc. 2009 Stock Option Plan and the BATS Global Markets, Inc. Amended and Restated Long Term Incentive Plan dated March 22, 2012 of our report dated August 15, 2011, with respect to the financial statements of Chi-X Europe Limited included in the Registration Statement (Form S-1 No. 333-174166) and related Prospectus of BATS Global Markets, Inc.

/s/ Ernst & Young LLP

London, England
22 March, 2012